UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/25/2010

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 25, 2010, the board of directors of each of the Registrants elected Chan W. Galbato, age 47, to serve as a member of the board of directors and chairman of each of the Registrants. Mr. Galbato replaces Robert L. Nardelli as chairman. Mr. Nardelli will continue to serve as a director of each of the Registrants.

Since August 2009, Mr. Galbato has been a senior operating executive of Cerberus Operations and Advisory Company, LLC (COAC), an affiliate of the indirect controlling stockholder of the Registrants. He also serves as a director of the Brady Corporation. From November 2007 to August 2009, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to CEOs of portfolio-based companies. From October 2005 to November 2007, Mr. Galbato served as president and chief executive officer of the Controls Group of businesses for Invensys plc. He was president of Home Services as well as president of the commercial distribution arm of companies for The Home Depot, Inc. from October 2003 to October 2005. Mr. Galbato served as president and chief executive officer of Armstrong Floor Products from June 2001 to July 2003 and chief executive officer of Choice Parts, LLC, a joint-venture auto parts locator and catalog business, from June 2000 to June 2001. Earlier in his career, Mr. Galbato spent 14 years with General Electric Company, holding several leadership and finance positions within their various industrial divisions (including Transportation Systems, Aircraft Engines, Medical Systems and Appliances), as well as serving as president and chief executive officer for Coregis Insurance Company, a G.E. Capital company, prior to June 2000. Mr. Galbato was elected to serve as chairman and as one of our directors because of his background in and experience with strategic turnarounds.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
        99.1        News Release dated August 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: August 31, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

NewPage Corporation

Date: August 31, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release